MODIFICATION TO SUBLEASE

THIS MODIFICATION TO SUBLEASE (“Modification”) is made and entered into as of April ___, 2006 by and between KEYSTONE RUBY LLC, an Ohio limited liability company (the “Landlord”), and FIBERSTARS, INC., a California corporation (the “Tenant”).

WITNESSETH

WHEREAS, the Landlord, as the purchaser pursuant to a certain Agreement of Purchase and Sale dated as of April 19, 2006 is purchasing from ADLT Realty Corp. I, Inc. (“ADLT”), improved real property having an address of 32000 Aurora Road in Solon, Ohio 44139 (the “Property”); and

WHEREAS, pursuant to the terms of that certain Master Lease dated as of March 11, 1998 (the “Master Lease”) by and between ADLT and Venture Lighting International, Inc. (“Venture”), ADLT master leased the Property to Venture; and

WHEREAS, pursuant to the terms of that certain Sublease Agreement dated as of September 6, 2005 by and between Venture and Tenant (the “Sublease”), Venture subleased a portion of the building (the “Building”) situated upon the Property to Tenant (the “Leased Premises”); and

WHEREAS, pursuant to the terms of the Sublease, the Leased Premises is currently comprised of 59,000 square feet, but effective as of May 1, 2006, the parties wish to increase the Leased Premises to 79,424 square feet; and

WHEREAS, pursuant to the terms of that certain Assignment of Sublease made and entered into by Venture and Landlord as of the date hereof, Venture has assigned to the Landlord all of Venture’s right, title and interest in the Sublease to the Landlord; and

WHEREAS, the Tenant desires to remain an occupant in the Building, from and after the purchase of the Property by the Landlord and Landlord desires to assume the rights and obligations of Venture under the Sublease with regard to Tenant;

WHEREAS, Tenant desires to sublease to Venture, and Venture desires to sublease from Tenant, 10,000 square feet of Tenant’s Leased Premises at the Building, and Landlord is willing to reasonably consent to such sublease; and

WHEREAS, the Landlord and the Tenant understand and agree that upon the assignment of the Sublease to Landlord and the execution of this Modification, the terms of the Master Lease and the Sublease (as modified hereby) shall remain in effect but as a master lease and hereafter, Landlord and Tenant shall have the relationship to one another of landlord and tenant, and not that of landlord and subtenant.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Sublease shall be modified as follows:

1.
Leased Premises. The Tenant currently leases 59,000 square feet of the first floor of the Building. Effective as of May 1, 2006, the Leased Premises shall be expanded to include an additional 20,424 square feet, with the result that the Leased Premises shall be comprised of 79,424 square feet, as identified on the “Lease Plan,” attached hereto and made a part hereof as Exhibit A. Notwithstanding anything to the contrary in the Sublease, all references in the Sublease to the “Subleased Premises” shall mean 79,424 square feet in the location depicted on Exhibit A. Landlord hereby consents to Tenant’s subleasing to Venture approximately 10,000 square feet in the location depicted at Exhibit A-1 hereto, on such terms as Tenant and Venture may agree.

2.	Base Rent. Notwithstanding anything to the contrary contained in the Sublease, Base Rent for the Leased Premises shall be payable in the following amounts:

Period	Base Rent per square foot per month	Monthly Base Rent*

5/1/06 -	$.57	$45,271.68
6/30/06

7/1/06 -	$.57	$45,271.68
4/30/07

5/1/07 -	$.60	$47,654.40
4/30/08

5/1/08 -	$.615	$48,845.76
4/30/09

5/1/09 -	$.615	$48,845.76
4/30/10

5/1/10 -	$.615	$48,845.76
4/30/11

*To be increased on a pro rata basis if the Leased Premises are increased pursuant to Section 4, Section 8 or otherwise.

3.
Computer Room. Landlord and Tenant acknowledge that Tenant is currently occupying a computer room in the Building that does not lie within the Leased Premises (the “Computer Room”). Subject to the provisions and requirements of Article 8 of the Sublease, Tenant agrees that it shall, within sixty (60) days, relocate the Computer Room to a location within the Leased Premises. Landlord agrees to contribute up to $40,000 toward Tenant’s actual, out of pocket costs in connection with such relocation.

4.
Expansion. The Tenant has advised the Landlord that it anticipates the possibility of expanding the size of the Leased Premises by approximately 30,000 square feet as a result of the consolidation of Tenant’s operations. On or before July 1, 2006, Tenant shall notify the Landlord whether it shall expand the size of the Leased Premises. If the Tenant elects to expand the size of the Leased Premises in accordance with this Section 4, the Leased Premises shall be expanded in the manner as depicted upon Exhibit B (the “Expansion Space”) attached hereto on the same terms as the current Leased Premises, and Landlord shall separate at its sole expenses without material disruption of Tenant’s operations, by erection of a demising wall, the Leased Premises from the premises of other tenants in the Building in accordance with the specifications set forth on Exhibit C-1 attached hereto (the “Expanded Leased Premises Wall Specifications”). In the event that Tenant does not elect to expand the Leased Premises, Landlord shall separate at its sole expenses without material disruption of Tenant’s operations, by erection of a demising wall, the Leased Premises from the premises of other tenants in the Building in accordance with the specifications set forth on Exhibit C-2 attached hereto (the “Leased Premises Wall Specifications”). Notwithstanding anything to the contrary in the Sublease, the expansion option set forth in this Section 4 and the right of first offer set forth in Section 8 below shall be the only expansion options available to Tenant under the Sublease.

5.
Restroom(s). Landlord will construct at Landlord’s sole expense without material disruption of Tenant’s operations restroom(s) for Tenant’s use in the location depicted upon Exhibit D. The construction specifications for the restroom(s) are attached hereto and made a part hereof as Exhibit D.

6.
Term. Notwithstanding Section 1.4 of the Sublease, Tenant shall have and hold the Premises for a period of four (4) years and eight (8) months, commencing on May 1, 2006 (the “Commencement Date”) and expiring on December 31, 2010 (the “Expiration Date”). All references in the Sublease to the Commencement Date and the Expiration Date shall be deemed to refer to May 1, 2006 and December 31, 2010, respectively.

7.
Utilities. Landlord shall reconfigure the utility facilities in the Building in order to separately meter or submeter the Leased Premises. As of the Commencement Date, Tenant’s obligations to pay (or reimburse Landlord) for utilities as set forth in Article 7 of the Sublease shall be unmodified. However, Landlord reserves the right to elect to propose further amendments to the terms of the Sublease such that the Tenant shall thereafter become responsible for paying (or reimbursing Landlord) for the utilities it does consume, and other costs and expenses that are the responsibility of a tenant leasing premises on a “net basis”, and Tenant agrees to use good faith efforts to enter into such a modification; provided, however, Tenant shall have no obligation to enter into any such “net basis” amendment should it result, or, in Tenant’s reasonable estimation be likely to result in, an increase in aggregate occupancy costs to Tenant.

8.
Office Space Right of First Offer. During the Term, Landlord grants and gives to Tenant a right of first offer on the approximately 28,000 square feet of upstairs office space depicted upon Exhibit E attached hereto and made a part hereof in its “as is” condition (the “Office Space”). This right of first offer may be exercised at any time during the term of the Sublease. In the event that the Office Space becomes available, Landlord shall notify Tenant in writing and the date that the Office Space will be available, and Tenant shall have a period of fifteen (15) Business Days in which to notify Landlord whether it wishes to amend the Sublease to include the Office Space or not (the “Expansion Option Period”). In the event that that Tenant does not respond to Landlord within said Expansion Option Period, Tenant shall be deemed to have waived its right of first offer on the Office Space and Landlord shall be free to dispose of the Office Space as it deems appropriate. In the event that Tenant elects to accept the Office Space in question, Landlord and Tenant shall enter into a Sublease amendment including the Office Space in the Leased Premises. In the event that Tenant makes such election within twelve (12) months subsequent to the Commencement Date, the rental rate for the office space shall be negotiated based on which party pays for improvements per square foot, net. Thereafter, the rental rate shall be on market terms.

9.
Signage. Section 19.3 of the Sublease is hereby deleted, and the parties agree instead that Tenant shall have the right to maintain the signage containing the name “Fiberstars” in the front of the Building where indicated on Exhibit F, and Tenant shall maintain said signage at its own cost and expense. The parties agree that such signage shall be the only signage centered on or over the building and fronting Aurora Road. Any signage facing Aurora Road of any other tenant shall be located at either end of the building or near a corner. The monument sign for the Building on Aurora Road shall list all tenants. Tenant shall also have the right, at Tenant’s sole cost and expense, and subject to Landlord’s reasonable approval, to install signage in the interior lobby and the shipping/receiving area of the Leased Premises, providing the name and of the Tenant and such directional information as Tenant may require.

10.
Termination Rights. The parties agree that the last sentence of Section 1.4 and the whole of Section 1.5 of the Sublease are hereby deleted. Tenant’s right to terminate, if any, arising pursuant to any section other than Section 1.4, as modified hereby, is waived, and otherwise rendered null and void.

11.
Entrance to Leased Premises. Tenant shall have the right to improve the entrance into the office area of the Leased Premises from the reception area with a new door system, all in accordance with the provisions and requirements of Article 8 of the Sublease.

12.
Parking. The parties acknowledge that once Venture, which is entering into a lease with Landlord for a portion of the Building as of the effective date of this Modification, and Tenant are both operating in the Building, the existing parking for the Building will be insufficient for both tenants’ employees’ needs. Landlord agrees to provide a solution to this deficiency.

13.
Tenant’s Legal Fees. Landlord agrees to reimburse Tenant up to $5,000 for actual, out of pocket legal costs incurred by Tenant in connection with the negotiation and documentation of this Modification.

14.
No Unfulfilled Landlord Obligations. Tenant acknowledges and agrees that there are no existing, outstanding, overdue and/or unfilled obligations of Landlord arising from and pursuant to the terms of the Sublease, including, but not limited to, those set forth in Sections 8.3, 19.1, and 19.2, the performance of which was due prior to the date hereof.

15.	Renewals. Tenant agrees that the automatic renewal provision set forth in Section 1.6 of the Sublease is hereby deleted and of no further force or effect.

16.
Terminology. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Sublease. Any reference herein to a section is a reference to a Modification section, unless otherwise stated. As said terminology is incorporated herein, the Landlord and Tenant understand and agree that its incorporation shall take into account that the parties relationship with one another is now that of landlord and tenant, and that terms such as “Sublease”, “Subtenant” and “Sublandlord” shall be incorporated herein as if written “Lease”, “Tenant” and “Landlord.”

17.
Landlord and Tenant. Notwithstanding anything herein to the contrary, the parties hereto another shall have to one another the relationship of landlord and tenant. The terms of the Master Lease and the Sublease, as modified hereby, shall be merged and shall be deemed to be one single lease document. Section 19.6 of the Sublease is hereby deleted, and the notice address for “Sublandlord” set forth in Section 15.1 of the Sublease is hereby amended to be: Keystone Ruby LLC, 29300 Aurora Road, 2nd Floor, Solon, Ohio 44139, Attn: General Counsel. For clarity, and as was the case under the Sublease prior to this Modification, the following provisions of the Master Lease shall continue to be deemed excluded as between Landlord and Tenant: Article One (Demised Premises and Term); Article Three (Annual Rent); Article Four (Additional Rent); Article Five (Taxes); Article Six (Insurance); Article Eight (Repairs and Maintenance); Article Nine (Public Utilities and Services); Article Ten (Alterations); Section 11.02 (Prohibitions); Article Twelve (Indemnity); Article Thirteen (Access for Inspection, Showing and Shoring); Article Fourteen (Damage and Destruction); Article Seventeen (Defaults); Article Eighteen (Additional Remedies of Lessor); and, except to the extent expressly provided otherwise by the Sublease or this Modification, Tenant shall have no obligation to perform or fund work, repairs, upgrades or maintenance (including any replacements), in, to or upon the Leased Premises or with respect to any equipment, system or fixture therein.

18.	Conflict. Any conflict between the terms and conditions of this Modification and the terms and condition of the Sublease shall be resolved in favor of the terms and conditions of the Modification.

19.
Incorporation; Successors and Assigns. Except as modified hereby, the terms and conditions of the Master Lease and the Sublease remain unmodified and in full force and effect. The Sublease as modified hereby shall be binding upon Landlord and Tenant and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Modification as of the date first above written.

LANDLORD:

KEYSTONE RUBY LLC
an Ohio limited liability company

By:

Its:

TENANT:

FIBERSTARS, INC.
a California corporation

By:

Its:

STATE OF _____________	)
) SS:
COUNTY OF _________	)

BEFORE ME, a Notary Public in and for said County and State, did personally appear FIBERSTARS, INC., a California corporation, by _______________________________ ___________________________________________, its ___________________________, who acknowledged to me that he/she did sign the foregoing instrument as such officer and that the same is his/her free act and deed, both individually and as such officer of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at _______________, __________, this _____ day of _______________, 2006.

NOTARY PUBLIC

STATE OF OHIO	)
) SS:
COUNTY OF CUYAHOGA	)

BEFORE ME, a Notary Public in and for said County and State, did personally appear KEYSTONE RUBY LLC, an Ohio limited liability company, by ___________________, its _____________________, who acknowledged to me that he did sign the foregoing instrument as such officer and that the same is his free act and deed, both individually and as such officer of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Cleveland, Ohio, this _____ day of _______________, 2006.

NOTARY PUBLIC

EXHIBIT A

LEASE PLAN

EXHIBIT B

EXPANSION SPACE

EXHIBIT C-1

EXPANDED LEASED PREMISES WALL SPECIFICATIONS

EXHIBIT C-2

EXPANDED LEASED PREMISES WALL SPECIFICATIONS

EXHIBIT D

BATHROOM LOCATION AND SPECIFICATIONS

Construct one men’s room, approximately 20’ by 20’

Fixtures to include 2 toilets, 1 urinal, 2 sinks, toilet partitions

ADA accessible

VCT flooring

Walls & ceiling to be drywall with paint

Includes electrical, sprinkler and heat

Construct one women’s room, approximately 15’ by 15’

Fixtures to include 2 toilets, 2 sinks, toilet partitions

ADA accessible

VCT flooring

Walls & ceiling to be drywall with paint

Includes electrical, sprinkler and heat

EXHIBIT E

RIGHT OF FIRST OFFER SPACE

EXHIBIT F

SIGNAGE